EXHIBIT 99.1

NEWS RELEASE

Contacts:  Dudley W. Mendenhall

        K2 Inc.

        Sr. Vice President - Finance

        760.494.1000

        Chad A. Jacobs/ Andrew Greenebaum- Investor Relations

        Michael Fox/ John Flanagan - Media Relations

        Integrated Corporate Relations

        203.222.9013 or 310.395.1270

K2 INC. REPORTS STRONG RESULTS FOR 2003 FOURTH QUARTER

AND FISCAL YEAR 2003

•      Fourth quarter sales of $193.8 million and diluted earnings per share of $0.07, exceeding guidance estimates of $170 million in sales and $0.05 in diluted earnings per share

•      2003 fiscal year sales of $718.5 million and earnings per share of $0.62 before early debt extinguishment charges and the dilutive impact of convertible debt, exceeding guidance estimates of $690 million in sales and $0.57 in earnings per share before charges and convertible debt

•      2003 diluted earnings per share of $0.44 net of the charges and the dilutive impact of the convertible debt, exceeding guidance of $0.41

•      Company reconfirms fiscal 2004 guidance of sales of $920 to $930 million and basic earnings per share of $0.92 to $0.94 before dilutive impact of convertible debt, or diluted earnings per share of $0.80 to $0.82 assuming full conversion of the convertible debt

Carlsbad, California – February 17, 2004 — K2 Inc. (NYSE: KTO) today reported record sales for the fourth quarter ended December 31, 2003 increased 51.8% to $193.8 million from $127.7 million in the 2002 fourth quarter. Diluted earnings per share in the fourth quarter increased 133% to $0.07, including $0.01 relating to a gain on the sale of the light pole division, as compared to $0.03 in the year earlier period, and $0.02 higher than guidance estimates of $0.05 previously provided by the Company.

2003 fiscal year sales increased 23.4 % to $718.5 million from $582.2 million in 2002. Fiscal year 2003 earnings per share were $0.62, including $0.06 relating to a gain on the sale of the light pole division, before early debt extinguishment charges and the dilutive impact of the convertible debt, as compared to guidance estimates previously provided by the Company of earnings per share of $0.57 on the same basis. Diluted earnings per share were $0.44, including the gain on the sale of the light pole division, after giving effect to the debt extinguishment charges and assuming partial conversion of the convertible debt. Details on earnings per share calculations are provided in Table A below.

Richard Heckmann, Chairman and Chief Executive Officer said, “In 2003, we laid the foundation for future growth at K2. We completed seven strategic acquisitions and now have the #1 brand in five major sports categories. In 2003, we improved our gross margin over 100 basis points from 2002 reflecting continued progress in manufacturing efficiencies. We chose to reinvest a portion of our higher gross profits in selling and marketing expense to further

K2 Inc.

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solidify our brand position in the current consolidating retail environment. Despite this significant growth, we also preserved our financial flexibility in maintaining a debt to capital ratio of 33%, by raising $100 million in convertible debt, and by selling our non-strategic light pole business. The basic earnings per share guidance that we have provided of $0.92 to $0.94 (before the dilutive impact of the convertible debt) for 2004 demonstrates our belief in the underlying strength of both our existing businesses and our recent acquisitions, and represents a 39% increase when compared to the $0.67 that we earned in 2002.”

Review of 2003 Sales Trends

In 2003, K2 sales were $718.5 million, of which $113.9 million were from businesses acquired in that year. On May 19, 2003, K2 sold its light pole division, which contributed sales of $32.7 million in 2002, and $12.6 million in 2003 from January 1 to May 19. Sales in 2002 were $582.2 million, and no material acquisitions were completed in that year. Sales in 2003 excluding sales from acquisitions and the light pole division were $592.1 million, and sales in 2002 excluding the light pole division were $549.4 million, which results in sales growth excluding acquisitions and divestitures in 2003 of 8%.

Dilutive Impact of the Convertible Debt

In February and May of 2003, K2 completed two private placements of convertible debt with a total face amount of $100 million. The $25 million issue has a coupon of 7.25% and is convertible into 2.1 million shares of K2 common stock at a conversion price of $11.92 per share. The $75 million issue has a coupon of 5% and is convertible into 5.7 million shares of K2 common stock at a conversion price of $13.14 per share. In accordance with accounting principles generally accepted in the United States (“GAAP”), the Company is required to test whether the convertible debt “if converted” would have a dilutive impact on earnings per share. Consequently, the Company included 5.7 million shares in the diluted shares outstanding for the quarter ended September 30, 2003, there was no impact for the quarter ended December 31, 2003, and 3.2 million shares were included in the diluted shares outstanding for the fiscal year ended December 31, 2003. Although the Company has no expectation that the convertible debt will be converted in 2004, it is expected that GAAP will require that the total 7.8 million shares underlying the convertible debt will be included in the calculation of diluted earnings per share in future reporting periods.

Division Review

K2 Sports, which includes skis, snowboards, in-line skates, snowshoes and bikes, generated sales of $72.2 million in the fourth quarter, up 24.7% from the 2002 fourth quarter. Sales for the twelve-month period were $241.7 million, up 10.9% from the previous year. Sales increases in this group in 2003 have been driven by significant growth in both skis and snowboards, growth in in-line skates despite the softness in that category, and the inclusion of sales of Winter Quest, which was acquired on October 17, 2003. Margins have improved due to increased manufacturing efficiencies and fewer closeout sales.

Marine and Outdoor, comprised of Shakespeare fishing tackle and monofilament, and Stearns marine and outdoor products, generated sales of $60.5 million for the fourth quarter, down slightly from $61.1 million in the 2003 period due to lost sales associated with the previously announced divestiture of the light pole division in May of 2003, which had been combined with monofilament results and contributed sales of $32.7 million in 2002 and $12.6 million in 2003. Sales for the twelve month period were $324.0 million, down slightly from $328.7 million in sales in 2002, again due to this divestiture. Net of the divestiture of the light pole division, sales in this division increased 5% in 2003 over 2002, and margins improved slightly.

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Rawlings Team Sports, comprised of Rawlings and Worth, generated sales of $47.6 million in the fourth quarter and $116.9 million since the dates of their respective acquisitions in 2003. The Company acquired Rawlings on March 26, 2003, and Worth on September 16, 2003, and comparisons to the 2002 period are difficult since Rawlings previously reported earnings on a November, February, May and August quarterly reporting basis.

Planet Earth generated sales for the fourth quarter of $8.2 million, up 137.3% over the 2002 fourth quarter, and sales for the twelve month period were $30.6 million, up 88.5% for the comparable period in 2002. Margins in this division have improved primarily due to higher sales volumes.

Results are not provided for Brass Eagle which was acquired on December 8th, 2003, as the sales contribution was not material to K2’s total sales for the fourth quarter or the fiscal year.

Balance Sheet

K2’s balance sheet and working capital debt at December 31, 2003 reflects acquisitions and the seasonality associated with the build-up for winter products in the fourth quarter, and team sports in the first quarter. At December 31, 2003, cash and receivables totaled $246.6 million as compared to $154.3 million at December 31, 2002. Inventories increased to $239.4 million from $144.2 million in the prior-year period.

Compared with the 2002 fourth quarter, the Company’s total debt increased to $216.1 million at December 31, 2003 from $96.1 million in 2002. The increase in debt as of December 31, 2003 is primarily caused by the Company’s acquisitions during 2003 and seasonal working capital requirements of these acquired businesses.

As a result of the acquisition of Rawlings in the first quarter, Worth in the third quarter, and Brass Eagle in the fourth quarter, the Company increased its number of shares of common stock outstanding by 8.8 million shares, 0.9 million shares, and 4.5 million shares, respectively, to 33.4 million shares outstanding at December 31, 2003 as compared to 17.9 million shares outstanding at December 31, 2002.

Outlook for 2004

The Company today also reconfirmed guidance for the first quarter of 2004 and fiscal 2004. For the quarter ended March 31, 2004, the Company expects first quarter sales of approximately $250 million and basic earnings per share of $0.30 assuming 34.4 million basis shares outstanding, and diluted earnings per share of $0.25 assuming outstanding shares of 43.9 million as if the convertible debt were converted into shares. On a full year basis for fiscal 2004, the Company expects sales of $920 to $930 million, and basic earnings per share to be in the range of $0.92 to $0.94 assuming 34.4 million basis shares outstanding, and diluted earnings per share in the range of $0.80 to $0.82 on projected average diluted shares of 43.9 million as if the convertible debt were converted into shares.

Investor Conference Call

K2’s regular quarterly earnings conference call is scheduled to begin at 8:00 a.m. Pacific Standard Time (USA), on Tuesday, February 17, 2004. K2 plans to do a live broadcast of the conference call over the Internet. Investors can listen to the live webcast at www.k2inc.net and www.fulldisclosure.com. For those who are not available for the live broadcast, the call will be archived on www.fulldisclosure.com.

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About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a primary focus on sporting goods and other recreational products as well as certain niche industrial products. K2’s portfolio of leading brands includes Rawlings, Worth, Shakespeare, Pflueger, Brass Eagle, Stearns, K2, Ride, Olin, Morrow, Tubbs and Atlas. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, softball, fishing, paintball, watersports activities, alpine skiing, snowboarding, snowshoeing, in-line skating and mountain biking. Among K2’s other recreational products are Dana Design backpacks, Planet Earth apparel, and Adio and Hawk skateboard shoes. K2 also manufacturers and markets Shakespeare extruded fishing lines and monofilaments, and marine antennas and marine accessories.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. The company cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and the company does not undertake to update any forward-looking statement.

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(Tables Follow)

K2 INC.

STATEMENTS OF INCOME

(unaudited)

(thousands, except for per share figures)

	FOURTH QUARTER ended December 31		TWELVE MONTHS ended December 31
	2003	2002	2003	2002
Net sales	$193,785	$127,696	$718,539	$582,159
Cost of products sold	136,096	92,051	498,620	411,620

Gross profit	57,689	35,645	219,919	170,539

Selling expenses	33,395	21,228	116,509	86,394
General and administrative expenses	18,845	11,972	71,358	56,862

Operating income	5,449	2,445	32,052	27,283

Interest expense (a)	2,702	1,836	16,695	8,966
Other income, net (b)	(564)	(194)	(2,218)	(253)

Income before provision for income taxes	3,311	803	17,575	18,570

Provision for income taxes	1,159	282	6,151	6,500

Net income	$2,152	$521	$11,424	$12,070

Basic earnings per share:
Net income	0.07	0.03	0.46	0.67

Diluted earnings per share:
Net income	$0.07	$0.03	$0.44	$0.67

Shares:
Basic	29,238	17,942	24,958	17,941
Diluted	30,206	18,046	28,750	17,994

(a)	The twelve-month period ended December 31, 2003 includes $4.7 million of a make-whole premium and $2.0 million for the write – off of capitalized debt costs.
(b)	The fourth quarter ended December 31, 2003 and the twelve-month period ended December 31, 2003 include a $0.7 million and a $2.2 million gain, respectively, related to the sale of the light pole division. The fourth quarter gain was recognized due to a favorable post-closing working capital adjustment.

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K2 INC.

SELECTED BALANCE SHEET INFORMATION

(unaudited)

(in thousands)

	As of December 31
	2003		2002
Cash	$21,256		$11,228
Accounts receivable, net	225,318	(a)	143,062
Inventories, net	239,352	(a)	144,246
Total current assets	520,275	(a)	323,924

Accounts payable	77,304	(a)	44,915
Total debt	216,138	(b)	96,120

Shareholders’ equity	434,205	(c)	231,296

(a)	Increase from December 31, 2002 is attributable to the acquisitions of Rawlings Sporting Goods Company, Inc. (“Rawlings”) on March 26, 2003, Worth, Inc. (“Worth”) on September 16, 2003 and Brass Eagle Inc. (“Brass Eagle”) on December 8, 2003.
(b)	Includes the seasonal debt of acquired companies repaid at the time of the acquisitions under the Company’s $205 million bank facility.
(c)	Increase from December 31, 2002 is primarily attributable to the acquisitions of Rawlings, Worth, and Brass Eagle, resulting in the issuance of an additional 8.8 million shares, 0.9 million shares and 4.5 million shares, respectively, of common stock of K2.

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TABLE A: K2 Inc. Pro Forma Results

	Net Income	Number of Diluted Shares	Diluted Earnings per Share
	(thousands, except for per share figures)
Actual twelve months ended December 31, 2003	$11,424	28,750	$0.44
Actual twelve months ended December 31, 2003 before extinguishment charges and including dilutive stock options and warrants, excluding convertible debt	$15,808	25,580	$0.62
Pro forma twelve months ended December 31, 2003 (a)	$25,214	37,349	$0.74
Actual twelve months ended December 31, 2002	$12,070	17,994	$0.67

(a)	Pro forma amounts adjust the actual results to include the net income of Rawlings and Brass Eagle for those periods prior to the acquisition date and to exclude debt extinguishment costs.

K2 Inc. Reconciliation of Diluted Shares

(thousands)

	Quarter ended December 31, 2003	Twelve months ended December 31, 2003
Period ended December 31, 2002 - common shares outstanding	17,942	17,942
Impact of acquisitions	10,607	6,561
Stock Option Exercises	689	455

Period ended December 31, 2003 - common shares outstanding	29,238	24,958
Dilutive impact of convertible debt issuance	—	3,170
Dilutive impact of stock options and warrants	968	622

Period ended December 31, 2003 - diluted shares	30,206	28,750